Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-165672

FINAL TERM SHEET
Dated November 26, 2012

CVS CAREMARK CORPORATION

Issuer:	CVS Caremark Corporation (“CVS Caremark”)

Description of Securities:	$1.25 billion 2.75% Senior Notes due December 1, 2022

Security Type:	Senior Notes

Legal Format:	SEC Registered (Registration No. 333-165672)

Settlement Date:	November 29, 2012 (T+3)

Maturity Date:	December 1, 2022

Issue Price:	99.861% of principal amount

Coupon:	2.75%

Benchmark Treasury:	1.625% UST due November 15, 2022

Benchmark Treasury Strike:	99-20; 1.666%

Spread to Benchmark Treasury:	+110 basis points (1.10%)

Yield to Maturity	2.766%

Interest Payment Dates:	Semi-annually on June 1 and December 1, commencing on June 1, 2013

Change of Control:
Upon the occurrence of both (i) a change of control of CVS Caremark and (ii) a downgrade of the notes below an investment grade rating by each of Fitch Ratings, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, CVS Caremark will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.  See “Description of the Notes – Change of Control” on page S-14 of the Preliminary Prospectus Supplement dated November 26, 2012.

Redemption Provisions:	Prior to three months before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 20 basis points. Thereafter, redeemable at 100%.

Use of Proceeds:	For general corporate purposes, including the repayment of certain corporate debt. See “Use of Proceeds” on page S-7 of the Preliminary Prospectus Supplement dated November 26, 2012.
Underwriting Discounts and Commissions:	0.65%

Joint Book-Running Managers:	Barclays Capital Inc.
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
BNY Mellon Capital Markets, LLC
J.P. Morgan Securities LLC

CUSIP Number:	126650 BZ2

Ratings*:	Baa2 / BBB+ (Moody’s / S&P)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling toll-free 1-888-603-5847.